Exhibit 99

Contact Information:

Bernard V. Buonanno, Jr., Chairman

401-274-9200

PRESS RELEASE

OLD STONE CORPORATION

May 25, 2006

APPELLATE COURT PARTIALLY REVERSES

LOWER COURT DECISION, LIMITING OLD STONE AWARD

Providence, RI. Old Stone Corporation announced that a three-judge panel of the U.S. Federal Circuit Court of Appeals affirmed in part and reversed in part the decision of the U.S. Court of Federal Claims, leaving Old Stone with an award of $74.5 million in the company’s breach of contract claim against the federal government. In November 2004, Judge Robert H. Hodges, Jr. of the U.S. Court of Federal Claims had issued a decision awarding Old Stone $192.3 million in damages claims.

“We are extremely disappointed that the Court reduced the amount of damages awarded to Old Stone by the trial Judge”, said Bernard V. Buonanno, Jr., Old Stone Chairman. “We believe that our damages claims are strong and should have been affirmed in full under well established precedents. We will be discussing our legal options with legal counsel and our Board of Directors.”

Old Stone’s claim was for damages that Old Stone Corporation incurred based on the government’s breach of certain agreements with the Corporation and its former subsidiary, Old Stone Bank. The suit, which Old Stone filed in the Claims Court in September, 1992 alleges, among other things, breach of contract by the federal government in taking away benefits promised Old Stone Corporation arising out of its acquisition of Rhode Island Federal Savings & Loan of Providence, Rhode Island in 1984 and Citizens Federal Savings & Loan of Seattle, Washington in 1985. The breach took place upon passage of federal legislation called FIRREA in August of 1989, at which time the government reneged on promised regulatory capital treatment for Old Stone and dozens of other companies that had acquired troubled thrifts in the 1980’s.

In this case, Old Stone Corporation sought damages for the value of capital contributions it made to Old Stone Bank as required by the government. Approximately $118 million of those occurred at the time of the acquisitions of Rhode Island Federal and Citizens Federal. The other $74.5 million in contributions occurred following the 1989 passage of FIRREA and were made at the direction of federal regulators.

Given the possibility that either party might seek further review of this decision, there is no guarantee that the case will be finalized in the near future; nor can the Corporation predict the eventual resolution of this case, including the amount, if any, of damages that it might ultimately recover.